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                   IRREVOCABLE PROXY COUPLED WITH AN INTEREST



Name of shareholder:  TRUSTEE,  Brace Foundation Trust

           This is to certify that the undersigned, a voting member of AQUA VIE BEVERAGE CORPORATION, has designated THOMAS J GILLESPIE as his or her representative in his sole discretion without any approval of the undersigned to cast all votes and express all approvals or disapprovals that said member may be entitled to cast or express at the all meetings of shareholders and/or directors, and for all purposes provided by the Articles of Incorporation and the By-Laws of the AQUA VIE BEVERAGE CORPORATION.

           This Proxy governs all Series B Preferred Shares owned or that may become owned by the above named shareholder as well as any Common Shares or other securities into which they may be converted.

           This Proxy applies to any securities of any parent, subsidiary or affiliate of the Company which may be acquired by succession, exchange, reorganization or otherwise pursuant to a merger or reorganization or exchange pursuant to Sec. 251(g) of the Delaware Corporate Code or any other succession.

           This Proxy is irrevocable and is coupled with an interest for a period of 10 years from the date of execution or until after the Company or its successor or parent or affiliate is sold or liquidated or until the proxy is cancelled by Thomas J. Gillespie.

           DATED this 14th day of October, 1998

                          /s/
                         ------------------------------
              Thomas B. Gillespie, Trustee, Brace Foundation Trust